Exhibit 10.22

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
Second side letter to Supply Agreement effective November 6, 2009
To: Biodel Inc.
Attn: Gerard Michel
100 Saw Mill Road,
Danbury, CT 06810, U.S.A.
Re: Deviation from and Amendment to Supply Agreement of 7 July 2008 (“Supply Agreement)
Dear Gerard,
Based upon recent discussions between Biodel and Organon it is understood that both parties desire to extend the current Supply Agreement as described below. Biodel requests a modification to the Supply Agreement such that the Fixed Quarterly Quantities of the Product to be delivered in calendar year 2010, as referred to in article 4.1 of the Supply Agreement, are reduced to the following: [**] in Q1, [**] in Q2, [**] in Q3 and [**] in Q4.
In addition to the revision above, the parties hereby amend the Supply Agreement such that the term of the agreement in article 11.1 is extended through December 31, 2011, with the total of all Fixed Quarterly Quantities for 2011 to be no less than [**]. The timing of delivery, pricing and other details relating to the [**] will be determined by the parties at a later date, but in any event no later than the second calendar quarter of 2010. For any quantity above [**] Organon has no obligation to supply until Organon’s confirmation is sent to Biodel.
We agree to such amendment of the Supply Agreement and waive the reduction fee otherwise called for in article 4.1(b) thereof, on the following conditions:
1. Biodel shall not further reduce the revised 2010 and 2011 quantities.
2. Biodel agrees to working with Organon in an open and pro-active atmosphere in accordance with the letter and the spirit of the Supply Agreement, Confidentiality Agreements, side letters and/or any other agreements that have been entered into.
Biodel agrees to abide by the above conditions. If any of these conditions are violated, Biodel acknowledges the full retrospective applicability of, and shall fully abide by, the Supply Agreement, including without limitation as regards article 4.1(b) in case Biodel does not retrospectively order the Fixed Quarterly Quantities for 2010 and 2011 as required by the Supply Agreement.

All terms and conditions of the Supply Agreement shall remain in full force and effect. In case of any conflict between this side letter and the Supply Agreement, the contents of this side letter will prevail.
Yours sincerely,
N.V. Organon

/s/ Miriam Meeiwissen Name: Miriam Meeiwissen	/s/ Frans Lichtenauer Name: Frans Lichtenauer
Title: Marketing Manager Biotechnology Products	Title: Director for Marketing & Sales APY/Biotech
For acceptance:
Biodel Inc.

/s/ Gerard Michel Name: Gerard Michel
Title: CFO